EXHIBIT 10.1

Gryphone Telecom

Agency Sales Agreement

This Agency Sales Agreement (“Agreement”) is hereby made and entered into as of the 7th day of January, 2008 (the “Effective Date”), by and between Gryphone Telecom Consultants, LLC, a limited liability company organized under the laws of Delaware (“Gryphone”) having its principal offices located at 150 Wood Road, Suite 302, Braintree, MA 02185, and Metro One Telecommunications, Inc., a corporation organized under the laws of the State of Oregon (“Agent”) having its principal offices located at 11200 Murray Scholls Place, Beaverton, Oregon 97007. Gryphone and Agent are also referred to herein each as a “Party” and collectively as the “Parties.”

Gryphone is in business as a Master Agent of telecommunications services and associated services.

Agent desires to contract, upon the terms and conditions set forth herein, with Gryphone to act as sales agent for the services and products that Gryphone represents. Gryphone is willing to authorize Agent, upon the terms and conditions set forth herein, to act as one of its sales agents.

NOW, THEREFORE, in consideration of the promises and the mutual covenants, agreements, representations and undertakings set forth herein, and subject to the terms and conditions hereof, the Parties agree as follows:

1. Appointment

1.1	Territory; Services. Gryphone hereby appoints Agent to perform tasks and responsibilities specified herein under the terms and conditions stated in this Agreement. Agent’s territory shall be coextensive with and shall be limited by both the product and services provided, carried or offered by Gryphone in its product, service provider or carrier portfolio (collectively, the “Services”). Gryphone alone shall determine the scope and content of the Services that it represents and may at any time in its sole discretion remove or add any products or services from the Services it represents. The territories may, from time to time, be adjusted or modified, subject to Gryphone’s final approval.

1.2	Non Exclusive Agent. Nothing in this Agreement shall be deemed to prohibit or limit Gryphone’s right to enter into sales or other agency agreements with other entities or perform tasks and responsibilities specified herein for itself.

1.3	Independent Contractor. Agent and Gryphone, expressly intending that no employment, partnership or joint venture relationship is created by this Agreement, hereby agree as follows:

(i)	Agent shall act at all times as an independent contractor hereunder.

(ii)	Neither Agent nor anyone employed by or acting on behalf of Agent shall ever be construed as an employee of Gryphone, and Gryphone will not be liable for any employment or withholding taxes respecting Agent or any employee of Agent.

(iii)	Agent shall determine when, where and how Agent shall perform its responsibilities hereunder. Agent shall be solely responsible for the manner and means by which it performs its obligations under this Agreement.

(iv)	Agent shall be free to contract with, and provide Agent services to parties other the Gryphone during this Agreement.

(v)

Agent shall be solely responsible for, and Gryphone shall have no liability for, expenses incurred by Agent, in performing its duties under this Agreement. Agent shall be responsible for its own expenses (including, without limitation, the fees and expenses of its sub-agents, representatives, counsel and accounts)

incidental to negotiations, preparation, execution and performance of this Agreement.

(vi)	Agent expressly acknowledges that except to the extent expressly provided herein, neither Agent nor anyone employed by or acting for or on the behalf of Agent shall receive or be entitled to any consideration, compensation or benefits of any kind from Gryphone, including without limitation, pension, profit sharing or similar plans or benefits, or accident, health, medical, life or disability insurance benefits or coverage. Agent shall be solely responsible for the actions of, and the cost associated with, its own employees, sub-agents and representatives.

(vii)	Agent shall not have the right, power or authority, and shall not hold itself out as having the right, power or authority, to bind Gryphone or any of Gryphone’s service providers to any contract or obligation, express or implied. Agent shall not represent that its relationship with Gryphone is other than that expressly created by this Agreement.

(viii)	During the term of this Agreement, Agent agrees that once an order for any Services has been placed by Agent through Gryphone for any particular carrier or service provider, Agent will not in any case replace or attempt to replace itself for Gryphone in providing the Services for such carrier or service provider. Any such circumvention of Gryphone with its carrier will be a material breach of this Agreement.

2. Term and Termination

2.1	Term of Agreement. This Agreement shall be effective as of the Effective Date, shall continue in full force and effect for one year from the Effective Date, and shall thereafter automatically renew for an additional one year period unless terminated by either Party upon written notice to the other Party given at least thirty (30) days prior to expiration of the then-applicable one year term.

2.2	Termination without Cause. Upon the occurrence of a force majeur event in any portion of the territory serviced by Agent hereunder, Gryphone may immediately terminate or suspend this Agreement in the affected portion of the territory if and to the extent (i) Gryphone reasonably determines that the force majeur event materially adversely affects the Services or the desirability of providing the Services in such portion of the territory, and (ii) Gryphone treats all of its sales agents similarly in determining the effect of the force majeur event. Gryphone shall reasonably make the determination of the occurrence and scope of such force majeur event.

2.3	Termination with Cause. Either Party may terminate this Agreement for cause immediately upon written notice or actual notice (including oral communications followed by written notice) to the other Party. Cause shall consist of any material breach of the obligations and representations by a Party set forth in this Agreement, and, with respect to Agent, shall include but not limited to:

1.	Agent’s insolvency;

2.	Any lawsuit or serious threat of a lawsuit by a Customer brought against Agent arising from Agent’s performance under this Agreement;

3.	Any material breach of this Agreement;

4.	Any Customer complaint against Agent that Gryphone reasonably determines is attributable to Agent’s failure to perform its obligations under this Agreement or that jeopardizes Gryphone’s standing or relationship with its associated carrier or service provider;

5.	Any attempt to assign this Agreement or any part of this Agreement without the consent of Gryphone, which consent shall not be unreasonably withheld, delayed or conditioned;

6.	Agent filing for any bankruptcy proceedings;

7.	Any use of Gryphone’s or of any of Gryphone’s carriers’ or service providers’ marks, without the express written consent of an officer of Gryphone, or

8.	Failure to submit a qualified order for new service in any 90 day period.

Notwithstanding the foregoing provisions of this Section 2.3, either Party hereto may within 20 days of notice of termination demand a review of the factual bases for the termination. Upon written demand for review, this Agreement shall be deemed suspended for such 20 day period. The Parties shall meet within 20 days of the demand notice being given. The determination of the time of the meeting and location of the meeting shall be in the sole discretion of Gryphone.

3. Responsibilities of Agent

3.1 Agent Conduct. Agent acknowledges the importance of Gryphone’s reputation and goodwill with the public and agrees all of Agent’s dealings with members of the public shall be governed by the highest standards of honestly, integrity, and fair dealing and shall be in accordance with all laws, statutes and ordinances, all orders of the courts of competent jurisdiction, and all rules, regulations, policies and orders of the FCC or any governing state commissions.

3.2 Complaints. Agent shall promptly report to Gryphone in writing all complaints received from Customers along with the information necessary for Gryphone to respond effectively to such complaint.

3.3 Promotional Material. Agent shall not use any advertising or promotional materials that reference Gryphone’s name or any services provided by Gryphone in order to promote, market or solicit orders for the Services, whether in print or other media, unless and until such materials have been pre-approved by an authorized Gryphone employee in writing. Agent shall not make any inaccurate or misleading claims about the Services offered by Gryphone.

4. Acceptance of Orders

4.1 Verification. Gryphone reasonably may implement, and from time to time may amend, service order processing forms used by Agent, including letters of agency, and procedures to be used by Agent, and shall accept and process orders for the Services submitted by Agent on such forms, and in conformance with such procedures. Gryphone reserves the right to verify orders prior to approval and to reject and return to Agent for completion any orders that do not comply with ordering requirements as specified by Gryphone. Gryphone may, in its sole, but reasonable, discretion, reject any order proposed by Agent without liability to Agent. Gryphone may, in its sole, but reasonable, discretion, reject any contact solicited or taken by Agent and may discontinue offering or providing any of its Services without liability to Agent.

4.2 Creditworthiness. Gryphone reserves the right to review the creditworthiness of Customers and to reject orders from Customers which it reasonably determines are not creditworthy.

5. Commissions

5.1 Commissionable Billings and Exclusions. Commissionable billing includes local, regional, long distance, calling card, data services and toll free charges billed and collected by the actual services provider and paid to, remitted or retained by Gryphone. The Parties acknowledge that slight variations dependent upon the carrier or service provider chosen and the services selected may exist. Non-commissionable items are pass-through type expenses and include, but are not limited to:

(i)	Excise, sales, use or other taxes or tax-like surcharges;

(ii)	Non-recurring charges, such as installation costs;

(iii)	Amounts collected as a result of mandates by and paid to the Federal Communications Commission, any state commissions, or other government or quasi governmental entities or their designees;

(iv)	Amounts payable to payphone service providers; and

(v)	Local Loop charges.

5.2 Commissions. Gryphone will pay Agent commissions as set forth in Schedule A attributable to sales made or orders placed by Agent during the term of this Agreement. Commissions will be due to Agent by the 30 th of the month following Gryphone’s receipt of payment from the applicable carrier or service provider. Gryphone will have no liability to Agent to the extent a carrier or service provider fails to make payment to Gryphone for the sales or orders placed by Agent.

5.3 Telemarketing. Except as expressly provided in this Agreement, Agent is restricted from using any form of telemarketing as it pertains to this Agreement.

5.4 Modifications. Upon receipt of notice of a change in the commissions it receives from its carriers and service providers, and upon thirty (30) days notice to Agent, Gryphone may make corresponding, comparable changes to the commissions it pays Agent as set forth in Schedule A. Changes to commission shall only affect sales made 30 days after said notice is received by Agent.

5.5 Sole Compensation. Commissions shall be the sole compensation to which Agent is entitled.

5.6 Chargebacks. Agent shall be charged back proportionately with Gryphone for all amounts that reasonably are credited or refunded to its Customer(s) by Gryphone or that are a chargeback to Gryphone from its carrier or service provider and that, in each instance, are allocable to sales made or orders placed by Agent. Agent acknowledges that it is aware that all Verizon orders currently come with a 6 month chargeback period.

5.7 Procedures. Agent must abide by and follow all reasonable processes and procedures for procuring and processing orders as outlined by Gryphone. With respect to orders for Verizon Telecom or Verizon Business, Agent will be responsible for entering all such orders into the Verizon One Source System and for tracking such orders in that system for provisioning and payment purposes.

6. General Provisions

6.1 Non-Compete. At all times during the term of this Agreement, and (i) for a period of one year thereafter, or (ii) as long as Agent timely receives commissions on residual payments (or has received in prepayment commissions attributable to a determined contract period) from its sales or orders under this Agreement, whichever is longer, Agent agrees that it shall not, whether on its own account or for the account of any other person or entity, initiate contact with the Customers of Gryphone from whom Agent is then receiving or has previously received in prepayment such residuals for the purpose of soliciting or inducing them to terminate their business relationship with Gryphone. Agent shall not assign, transfer or sell, directly or indirectly, proprietary information belonging to Gryphone learned by Agent through Gryphone.

6.2 Indemnification. Agent hereby agrees to defend, indemnify and hold harmless Gryphone, its employees, officers, agents, affiliates and subsidiaries from all claims and liabilities, including costs and expenses and reasonable attorneys’ fees attributed to, arising out of or resulting from but not limited to:

(i)	Agent’s misrepresentation in which Agent falsely represents that Agent has authority to bind Gryphone or its providers;

(ii)	Any claim for withholding taxes that might arise or be imposed on payments made to Agent due to this Agreement or the performance hereof; or

(iii)	Any action by Agent or Agent’s employees or representatives or sub-agents during the course of marketing Services which is unrelated to the marketing of such Services, has not been sanctioned by Gryphone or is unlawful as defined by appropriate authorities.

6.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES. THE PARTIES AGREE THAT ANY ACTION TO ENFORCE OR INTERPRET THE TERMS OF THIS AGREEMENT SHALL BE INSTITUTED AND MAINTAINED ONLY IN THE FEDERAL AND STATE COURTS LOCATED IN THE COUNTY AND STATE OF MASSACHUSETTS. AGENT HEREBY CONSENTS TO THE JURISDICTION AND THE VENUE OF SUCH COURTS AND WAIVES ANY RIGHT TO OBJECT TO SUCH JURISDICTION AND VENUE.

6.4 Notices. All notices, demands, requests, solicitations of consent or approval and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received by hand delivery, telecopy (followed by notice of transmission, postage paid, by U.S. registered or certified mail, return receipt requested), or overnight delivery service, with acknowledged receipt, addressed to the other Party at the address listed below for that Party, or to such other addresses which such Party shall have given for such purpose by notice hereunder.

If to Agent:

Metro One Telecommunications, Inc.

11200 Murray Scholls Place

Beaverton, OR 97007

Attn: Legal Department

If to Gryphone

Gryphone Legal Department

150 Wood Road Suite 302

Braintree, Ma 02184

6.5 Limitation of Liability. Gryphone’s sole liability under this Agreement for payment for the Services shall be for the commissions earned pursuant to this Agreement. Gryphone shall not be liable for, and Agent shall not seek, any other compensation for the Services whatsoever.

6.6 Entire Understanding. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and collateral covenants, arrangements, communications, representations and warranties, whether oral or written, by either Party (or any officer, director, employee or representative thereof) with respect to the subject matter hereof.

6.7 Severability. If any provision or provisions of this Agreement are determined to be invalid or contrary to any existing or future law, statute or ordinance of any jurisdiction or any order, rule or regulation of a court or regulatory or other governmental authority of competent jurisdiction, such validity shall not impair the operation of or affect those provisions in any other jurisdiction or any other provisions hereof which are valid, and the invalid provision shall be modified and construed in such a manner as shall be as similar in terms to such invalid provision as may be possible, consistent with the applicable law; provided, however, that if a provision cannot be severed without substantially diminishing the economic value of this Agreement to a Party, that Party, notwithstanding anything to the contrary herein, may terminate this Agreement on thirty (30) days’ notice to the other Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Gryphone Telecom Consultants LL		Metro One Telecommunications, Inc

By:	/s/ FRANK MOYNIHAN	By:	/s/ KAREN L. JOHNSON
Name:	Frank Moynihan	Name:	Karen L. Johnson
Title:	President and CEO	Title:	Senior Vice President-Chief Operations Officer